CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Digital Power Corporation of our report dated March 9, 2001, relating to the consolidated balance sheet as of December 31, 2000 and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999, which report appears in the December 31, 2000 annual report on Form 10-KSB of Digital Power Corporation.


/s/ HEIN + ASSOCIATES LLP

    Hein & Associates, LLP
    Certified Public Accountants


Orange, California
April 16, 2001